Exhibit 23.3

Consent of iData Research, Inc.

We hereby consent to (1) the use of and references to our name in the Annual Report on Form 10-K of K2M Group Holdings. Inc. (the “Company”) and any amendments thereto (the “Form 10-K”); including, but not limited to, under the “Business” sections and (2) the filing of this consent as an exhibit to the Form 10-K by the Company for the use of our data and information cited in the above mentioned sections with data reference points outlined and described expressly within Schedule I (attached to this document) only. Any data or information not appearing within Schedule I is not authorized for use and does not form part of this consent exhibit.

The data and information used in the Form 10-K including, but not limited to, under the “Business” sections as described on Schedule I hereto, are obtained from our reports titled:

2015 US Market for Spinal Implants & VCF
2015 European Markets for Spinal Implants & VCF
2013 Latin American Market for Spinal Implants & VCF
2014 Asia-Pacific Markets for Spinal Implants & VCF
2014 Chinese & Taiwanese Markets for Spinal Implants &VCF
2015 US Market for Minimally Invasive Spine
2015 European Markets for Minimally Invasive Spine Devices
2013 Latin American Markets for Minimally Invasive Spinal Implants (MIS)
2014 Asia-Pacific Markets for Minimally Invasive Spine
2014 Chinese & Taiwanese Markets for Minimally Invasive Spine
2015 US Market for Orthopedic Biomaterials
2015 European Markets for Orthopedic Biomaterials
2016 Asia-Pacific Markets for Orthopedic Biomaterials
2016 Chinese Market for Orthopedic Biomaterials
2016 Indian Market for Orthopedic Biomaterials

/s/ KAMRAN ZAMANIAN
Name: Kamran Zamanian
Chief Executive Officer
iData Research, Inc.

Date: March 1, 2017

Schedule I

The information listed below and appearing in the Form 10-K:

According to iData Research, Inc., or iData, the global spine surgery market was estimated at approximately $10.5 billion in 2014. The table below provides the estimated size of the 2014 global spine market:

2014 Estimated Global Spine Market Size (dollars in millions)

	United States	Europe	Asia- Pacific	Latin America	Total
Complex Spine ..............................................	$1,044	$198	$268	$75	$1,585
MIS ................................................................	$1,189	$61	$93	$28	$1,371
Degenerative Spine........................................	$4,284	$912	$998	$309	$6,503
Spine Implants and Instrumentation ...............	$6,517	$1,171	$1,359	$412	$9,459
Biomaterials (1) ...............................................	$759	$90	$170	*	$1,019
Total .....................................................	$7,276	$1,261	$1,529	$412	$10,478

(1) We report revenue related to the sale of biomaterials as part of our complex spine, MIS and degenerative spine revenue categories.
* Not included in market sizing estimates

Within this Form 10-K, we reference information and statistics regarding the medical device and spinal surgery industries. We have obtained this information and statistics from various independent third-party sources, including independent industry publications, reports by market research firms and other independent sources. iData Research, Inc., the primary source for third-party market data and industry statistics and forecasts included in this prospectus, was contracted by us to compile this information. iData does not guarantee the performance of any company about which it collects and provides data. Nothing in the iData data should be construed as advice. Some data and other information are also based on the good faith estimates of management, which are derived from our review of internal surveys and independent sources. We believe that these external sources and estimates are reliable, but have not independently verified them.

Source: iData Research, Inc.

The approximately $1.6 billion global complex spine market includes technologies used to treat cases of spine deformity, trauma and tumor.

The approximately $1.4 billion global MIS market includes technologies used in treating degenerative spine disorders through minimally invasive approaches to the spine.

The approximately $6.5 billion global degenerative spine market includes technologies and techniques used to treat degenerative spine disorders.